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                                   EXHIBIT 11

                 Statement re: Computation of Earnings Per Share
                    (In thousands, except Earnings per Share)
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
                                                     Three Months Ended
                                             June 30, 2001        June 30, 2000
                                             -------------        -------------
Net income                                      $    49              $   216
Average Shares Outstanding                        2,240                2,322
Basic Earnings Per Share                        $  0.02              $  0.09

Net income                                      $    49              $   216
Average Shares Outstanding before the
    effect of options                             2,240                2,322
Effect of Options                                    --                   --
Average Shares Outstanding including
    options                                       2,240                2,322
Diluted Earnings Per Share                      $  0.02              $  0.09


                                                      Six Months Ended
                                             June 30, 2001        June 30, 2000
                                             -------------        -------------

Net income                                      $   200              $   358
Average Shares Outstanding                        2,251                2,323
Basic Earnings Per Share                        $  0.09              $  0.15

Net income                                         $200              $   358
Average Shares Outstanding before the
    effect of options                             2,251                2,323
Effect of Options                                    --                   --
Average Shares Outstanding including
    options                                       2,251                2,323
Diluted Earnings Per Share                      $  0.09              $  0.15
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